Exhibit No. 99

Rayonier to Invest $25 Million in Jesup, GA, Mill Upgrades

JACKSONVILLE, Florida, February 26, 2003 — Rayonier (NYSE: RYN) announced today a two-year $25 million program of upgrades at its Jesup, Georgia, performance fibers mill to reduce chemical and energy costs and improve water quality.

The equipment and process changes will not only reduce manufacturing costs and enhance the mill’s ability to enrich product mix, but will enable the facility to meet anticipated federal effluent standards well ahead of schedule.

“This significant investment underscores Rayonier’s commitment to environmental excellence and to further strengthening our global leadership position in high-value cellulose specialty markets,” said Paul Boynton, Senior Vice President, Performance Fibers.

Boynton noted that the Environmental Protection Agency’s technology-based “cluster rule” regulations for dissolving kraft mills such as Jesup are not expected to be adopted until 2004, with new systems to be in place by 2007. He said Rayonier was implementing the upgrades earlier than required because of the dual environmental and financial benefits that have been engineered into the projects.

Primary upgrades are the installation of new equipment to capture a higher percentage of process chemicals for reuse and the addition of advanced bleaching technology to more efficiently remove impurities. As a result, the quality and color content of treated water discharges are expected to be measurably improved. The upgrades are scheduled to be completed in two stages — in the fall of 2003 and the fall of 2004 during regular maintenance shutdowns.

Despite the advanced timing of these projects, the company does not expect capital spending associated with environmental regulations at its performance fibers mills to exceed $55 million over the next three to five years. Such capital expenditures are not expected to cause the company in total to exceed an annual average of $90-$100 million.

Rayonier is the world’s premier supplier of high performance specialty cellulose fibers and has 2.2 million acres of timberland in the U.S. and New Zealand. Approximately 40 percent of Rayonier’s sales are outside the U.S. to customers in 60 countries.

Comments about expected project completion dates, levels of capital expenditures and improvements in water discharge quality are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: unexpected delays in obtaining and installing necessary equipment; fluctuations in demand for cellulose specialties and absorbent materials; changes in production costs, particularly for raw materials such as wood, energy and chemicals; and implementation or revision of governmental policies and regulations affecting the environment. For additional factors, please see the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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